Exhibit 3(f)
AMENDED AND RESTATED DISTRIBUTION AGREEMENT
Between
FARMERS NEW WORLD LIFE INSURANCE COMPANY
And
FARMERS FINANCIAL SOLUTIONS, LLC
     THIS AMENDED AND RESTATED AGREEMENT (“Agreement”), entered into as of this 15th day of February 2008, is between FARMERS NEW WORLD LIFE INSURANCE COMPANY, a Washington corporation (“FNWL”), on its behalf and on behalf of each separate account identified in Schedule 1 hereto, and FARMERS FINANCIAL SOLUTIONS, LLC (“Distributor”), a Nevada Limited Liability Company.
WITNESSETH:
     WHEREAS, Distributor is a broker-dealer that engages in the distribution and sales of variable insurance products and may engage in the distribution of other investment products;
     WHEREAS, FNWL desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter and distributor; and
     WHEREAS, FNWL and Distributor acknowledge that Distributor may distribute variable insurance products and other investment products for other companies.
     NOW, THEREFORE, in consideration of their mutual promises, FNWL and Distributor hereby agree as follows:
1. Definitions
a.	Contracts — The class or classes of variable insurance products set forth on Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may be added to Schedule 2 from time to time in accordance with Section 10.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by FNWL on the same policy form or forms and covered by the same Registration Statement.

b.	Registration Statement — At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of

Section 8 of this Agreement, the term “Registration Statement” means any document that is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.	Prospectus — The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term “any Prospectus” means any document that is or at any time was a Prospectus within the meaning of this Section 1.c.

d.	Fund — An investment company in which the Variable Account invests.

e.	Variable Account — A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 10.b of this Agreement.

f.	1933 Act — The Securities Act of 1933, as amended.

g.	1934 Act — The Securities Exchange Act of 1934, as amended.

h.	1940 Act — The Investment Company Act of 1940, as amended.

i.	SEC — The Securities and Exchange Commission.

j.	FINRA — Financial Industry Regulatory Authority. FINRA resulted from the merger of the National Association of Securities Dealers (NASD) and the regulatory arm of the New York Stock Exchange (NYSE) in 2007. The FINRA rulebook consists of both NASD Rules and certain NYSE Rules that FINRA has incorporated.

k.	Regulations — The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

l.	Representative — When used with reference to the Distributor, an individual who is registered as a principal or representative of such Distributor.

m.	Application — An application for a Contract.

n.	Premium — A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.
2. Authorizations and Appointment
a.	Scope of Authority. FNWL hereby authorizes Distributor on a non-exclusive agency basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Distributor will actively engage in its duties under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective. Distributor shall use its best efforts to market the Contracts actively subject to compliance with applicable law, including the rules of the FINRA. However, Distributor shall not be obligated to sell any specific number or amount of Contracts. Also, the parties acknowledge and agree that Distributor may distribute variable insurance products and other investment products for other companies.

b.	Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of FNWL solely by virtue of their activities in connection with the sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of FNWL: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to FNWL). Distributor shall not expend, nor contract for the expenditure of, the funds of FNWL. Distributor shall not possess or exercise any authority on behalf of FNWL other than that expressly conferred on Distributor by this Agreement. Distributor acknowledges and agrees that FNWL shall have the right at any time to suspend or limit the public offering of the Contracts.
3. Solicitation Activities
a.	Representations, Warranties and Covenants of Distributor. Distributor represents and warrants to FNWL that Distributor is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing with the FINRA; (iii) duly registered under applicable state securities laws; (iv) in compliance with Section 9(a) of the 1940 Act; and (v) licensed as an insurance agent with authority to sell the Contracts or associated with an insurance agent so licensed.

b.	Representatives. No Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with the FINRA and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of FNWL.
(1)	Appointment by FNWL. FNWL shall take all actions necessary to effect the appointment of an individual, who is a Representative of the Distributor, as an insurance agent of FNWL, provided, however, that FNWL reserves the right, in its reasonable discretion, to refuse to appoint any such individual or renew any such appointment or to terminate any appointment, consistent with federal and state insurance and securities laws and regulations, and the rules and procedures of FNWL.

(2)	Distributor Due Diligence. Distributor is solely responsible for investigating the character, work experience, and background of any Representative prior to approving such persons to solicit and sell a Contract. Distributor will not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any person who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

(3)	Supervision by Distributor. Distributor is responsible for supervising the activities of the Representatives and for ensuring that the Representatives are properly registered, licensed and in compliance with all applicable federal or state laws, rules and regulations and all rules and procedures of FNWL provided in writing by FNWL.
c.	Sales and Solicitation Activities. All solicitation and sales activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with the rules of the FINRA, as well as with all applicable insurance laws and regulations, including any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and any of the rules and procedures that FNWL may issue from time to time. In particular, without limiting the generality of the foregoing:
(1)	Distributor, with the assistance of appropriate FNWL staff registered as principals with Distributor, shall be responsible for training the Representatives. Distributor shall supervise and be solely responsible for the conduct of Representatives with regard to their solicitation of Applications and Premiums, and of distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

(2)	Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts, in any state or other jurisdiction unless FNWL has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(3)	Neither Distributor nor any Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus and the statement of additional information for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by FNWL.

(4)	Distributor and all Representatives agree to distribute and sell the Contracts in accordance with the Policies and Procedures Regarding Disruptive Trading and Market Timing of the Variable Accounts as stated in the then-currently effective prospectus and statement of additional information for the Contracts.

(5)	Completed Applications for the Contracts solicited by Distributor or Distributor’s Representatives shall be transmitted directly to FNWL (or as otherwise designated by FNWL) generally by noon of the next business day following their receipt by Distributor, and in any event within such period required by applicable law. All payments under the Contracts shall be made by check, money order, or wire payable to FNWL or by other method acceptable to FNWL as set forth in the Prospectus. If Distributor holds any Premium at any time, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly to FNWL in accordance with applicable law. Distributor acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of FNWL. Distributor acknowledges that FNWL shall have the unconditional right to reject, in whole or in part, any Application or Premium.
d.	Suitability. In view of both parties’ desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written agreement between Distributor and its Representatives shall require that the Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that a recommendation to an applicant to purchase a Contract is suitable for that applicant. Distributor shall review all Applications for suitability in accordance with suitability standards, including Rule 2310 of the FINRA Conduct Rules and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of FNWL and Distributor from time to time. While not limited to the following, a determination of suitability shall be based on information furnished to a Representative after reasonable inquiry of the applicant concerning his or her financial status (including occupation, marital status, age, number of dependents, and risk tolerance), retirement needs, reasons for purchasing a Contract, investment sophistication and experience, liquid net worth, other securities holdings, other investments and savings, annual income, financial situation and needs, insurance and investment objectives, investment time horizon, tax status, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time.
4. Prospectuses, Registration Statements, Contract Forms and Marketing Materials
a.	Preparation and Filing of Prospectuses, Registration Statements and Contract Forms. FNWL shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. FNWL agrees to forward to Distributor copies of any and all amendments to the Registration Statement.

b.	Notification by FNWL. FNWL agrees to advise Distributor immediately of:
(1)	Any request by the SEC (i) for amendment of the Registration Statement or (ii) for additional information that FNWL determines is material to Distributor;

(2)	The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

(3)	The occurrence of any event, if known by FNWL, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.
c.	Preparation and Filing of Sales Materials. FNWL and Distributor shall together be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and approval by Distributor of such material and documents in accordance with Rule 2210 of the

FINRA Conduct Rules. Distributor shall be responsible for filing such material, as required, with the FINRA and any state securities regulatory authorities. FNWL shall reimburse Distributor for FINRA filing fees of such materials. FNWL shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities.

d.	Resolution of Comments. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority described in section 4(c), and will cooperate expeditiously in resolving and implementing any comments, as applicable. In addition, Distributor shall promptly furnish to FNWL copies of any letters from the FINRA requesting changes in any promotional, sales, and advertising material used or to be used in connection with its distribution activities under this Agreement, and shall not, after receipt of such a letter, use such material until FNWL shall have approved (or re-approved, as applicable) their use in writing.

e.	Use in Solicitation Activities. FNWL shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and Representatives in their solicitation activities with respect to the Contracts. FNWL shall notify Distributor of those states or jurisdictions that require delivery of a statement of additional information with a Prospectus to a prospective purchaser. Distributor shall not use and shall take reasonable steps to ensure that its Representatives do not use any promotional, sales or advertising materials that have not been approved by FNWL. FNWL has the right to recall promotional, sales, and advertising material from use at any time by notice to Distributor. In the event that FNWL chooses to recall any such materials, Distributor will promptly cease their use and destroy any unused material.

f.	Definitions. For purposes of this Agreement, the phrase “promotional, sales, and advertising material” includes, but is not limited to, advertisements (such as material published or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs, or billboards, motion pictures, telephone directories (other than routine listings) electronic communications, the Internet or other public media), sales literature (i.e. any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article whether in electronic or paper form), Registration Statements, Prospectuses, statements of additional information, shareholder reports, and proxy materials.
5. Compensation and Expenses

a.	FNWL shall pay compensation for sales of the Contracts in accordance with Schedule 3 attached hereto.

b.	FNWL shall pay all expenses, except for commissions to Representatives, in connection with the variable products including, but not limited to, the preparation and filing of the Contracts, Registration Statements, and promotional materials. FNWL may pay forms of compensation to the Representatives as paying agent on behalf of Distributor and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor.

c.	FNWL agrees to credit Farmers Sales Count for all mutual fund and non-FNWL VA/ VUL New Business sales in accordance with the Agreement attached as Schedule 5.

d.	Distributor shall use its best efforts to recover all unearned commissions (or charge backs) as described in Schedule 3. Once Distributor deems unearned commissions to be “uncollectible”, Distributor shall be entitled to reimbursement by FNWL for up to 50% of the uncollectible amounts in a given year. Distributor shall calculate all (100%) uncollectible unearned commissions for the year and prepare an accounting of all uncollectible amounts in a method acceptable to both parties. Distributor shall prepare a summarized statement for said year to be submitted to FNWL within a reasonable period of time following the end of said year, for reimbursement of its allowed portion as provided for herein. The parties shall negotiate in good faith any distributed amounts. FNWL shall reimburse Distributor the undisputed amount within a reasonable period of time following receipt of the summarized statement.
6. Compliance
a.	FNWL and Distributor are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations, including, without limitation, all laws, rules and regulations listed on Schedule 4, as it may be amended from time to time by mutual consent of FNWL and Distributor. The omission of a reference to a law, rule or regulation in this Agreement shall not be deemed to be acknowledgement by any party that such law, rule or regulation does not apply to FNWL or Distributor.

b.	Maintaining Registration and Approvals. FNWL shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

c.	Confirmations and 1934 Act Compliance. FNWL, or its appointed designee, as agent for Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information. FNWL, or its appointed designee, shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. FNWL, and its appointed designee, shall maintain, as agent for Distributor, such other books and records of Distributor pertaining to the offer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by FNWL and Distributor, including but not limited to maintaining records of Representatives and of the payment of commissions and other payments or service fees to Representatives. In addition, FNWL, or its appointed designee, as agent for Distributor, shall maintain and preserve such additional accounts, books and records as are required by FNWL and Distributor by the 1934 Act. FNWL, and its appointed designee, shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, the FINRA, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

d.	Maintenance of Books and Records. To the extent FNWL employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, FNWL agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act. With respect to any books and records maintained and preserved on behalf of Distributor, FNWL hereby undertakes to permit examination of books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee a true, correct, complete and current hard copy of any or all of any part of such books and records. Subject to Distributor’s approval, FNWL reserves the right to delegate the duties set forth in this Section 6.c to a third party administrator.

e.	Rule 38a-1 Compliance.
(1)	Distributor shall provide to FNWL its adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by FNWL, as depositor for the Variable Accounts. Such written compliance policies and procedures: (i) shall be reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Distributor’s duties under this Agreement as principal underwriter for the Contracts and the Variable Accounts; and (ii) shall include Distributor’s policies and procedures with regard to compliance with the SEC’s pricing rules for Variable Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to FNWL’s Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the “Rule 38a-1 policies and procedures”).

(2)	Distributor will promptly provide the Chief Compliance Officer for the Variable Accounts with any material changes that have been made to Distributor’s Rule 38a-1 policies and procedures. Distributor shall retain such written 38a-1 policies and procedures for the time periods required by Rule 38a-1.

(3)	Distributor agrees to cooperate with FNWL in its testing and annual review of Distributor’s Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer for the Variable Accounts to determine the adequacy of Distributor’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). Distributor also agrees to cooperate in any interim testing and reviews of Distributor’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Chief Compliance Officer for the Variable Accounts shall reasonably request from time to time.

(4)	Distributor will provide FNWL with ongoing, direct, and immediate access to Distributor’s compliance personnel and shall cooperate with the Compliance Officer for the Variable Accounts in carrying out FNWL’s obligations under Rule 38a-1 to oversee the compliance program of Distributor.

(5)	Distributor will promptly notify the Chief Compliance Officer for the Variable Accounts in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Distributor’s 38a-1 policies and procedures and will cooperate with FNWL in providing FNWL and the Chief Compliance Officer for the Variable Accounts with periodic and special reports with regard to the correction of any such Material Compliance Matter. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by Distributor (or its officers, directors, employees, or agents); (2) a violation of Distributor’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of Distributor’s Rule 38a-1 policies and procedures.

(6)	Distributor (and anyone acting under the direction of Distributor) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Variable Accounts in the performance of her or his responsibilities under Rule 38a-1.
f.	Privacy. FNWL and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC (“Regulation S-P”). The obligation of the parties under Regulation S-P shall include:
(1)	Privacy Notices. Any nonpublic personal information regarding “customers” or “consumers” of the parties, as those terms are defined in Regulation S-P, shall be shared between the parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by FNWL and Distributor to customers in accordance with the requirements of Regulation S-P.

(2)	System Safeguards on Customer Information. As required by Rule 30 under Regulation S-P, FNWL and Distributor shall adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to: (i) ensure the security and confidentiality of customer records and information, (ii) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (iii) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the parties (“Additional Privacy Laws”), the parties shall comply with the terms of such Additional Privacy Laws.
g.	Reports. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as the insurance laws of the State of Washington and any other applicable states or jurisdictions, as well as any other applicable law.

h.	Issuance and Administration of Contracts. FNWL, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor, and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the “Office(s)”) shall have full responsibility for the securities activities of all persons employed by FNWL, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities. Subject to Distributor’s approval, FNWL reserves the right to delegate its duties set forth in this Section 6.h to a third party administrator.

i.	Anti-Money Laundering Compliance. Distributor represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by FINRA Rule 3011. FNWL covenants that it shall implement such anti-money laundering programs as it may be required to implement by applicable laws, rules and regulations.
7. Investigations and Proceedings
a.	Consultation and Cooperation. Distributor and FNWL shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, FNWL and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts. In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of FNWL, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations. Distributor further agrees to comply with the reporting requirements imposed by FINRA Conduct Rule 3070 with regard to sales of the Contracts and the activities of Representatives.
Customer Complaints. Distributor and FNWL shall cooperate fully in responding to any customer complaints. Distributor will promptly (within 10 business days) provide to FNWL a copy of all customer complaints received by Distributor concerning or related to the Contracts, FNWL, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. FNWL will promptly provide to Distributor a copy of all customer correspondence received by FNWL concerning or related to the Contracts, FNWL, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder so that Distributor may review such correspondence and determine whether it constitutes a “complaint.” Distributor will timely provide information as needed to enable FNWL to respond to such complaints, or will itself respond to any such complaints if, as Distributor shall determine, such response is required by federal or state securities laws or the rules of the FINRA. Without limiting the foregoing, FNWL agrees to notify Distributor if persons associated with FNWL are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or is the subject of any claim for damages by a customer, broker, or dealer.
8. Indemnification
a.	By FNWL. FNWL shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA or SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:
(1)	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by FNWL; or (ii) blue-sky application or other document executed by FNWL specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that FNWL shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to FNWL by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Prospectus required to be filed by FNWL; or

(2)	result from any breach by FNWL of any provision of this Agreement.
This indemnification agreement shall be in addition to any liability that FNWL may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.	By Distributor. Distributor shall indemnify and hold harmless FNWL and each person who controls or is associated with FNWL within the meaning of such terms under the federal securities laws, and any officer, director, employee of FNWL or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which FNWL and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:
(1)	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by FNWL; or (ii) blue-sky application or other document executed by FNWL specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to FNWL specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto, or in any Prospectus required to be filed by FNWL;

(2)	result because of any use by Distributor or its Representatives of promotional, sales or advertising material not authorized by FNWL or any verbal or written misrepresentations by Distributor or its Representative or any unlawful sales practices concerning the Contracts by Distributor or its Representatives under federal securities laws or FINRA regulations;

(3)	result from any breach by Distributor of any provision of this Agreement; or

(4)	result from Distributor’s own misconduct or negligence.
This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.	General. Promptly after receipt by a person entitled to indemnification under this Section 8 (“indemnified person”) of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 8. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending herself, himself or itself.

The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or FNWL, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 8.
9. Termination
This Agreement shall terminate automatically if it is assigned by Distributor or FNWL without the prior written consent of the other party. This Agreement may be terminated at any time for any reason or for no reason by either party upon 60 days’ written notice to the other party, without payment of any penalty. (The term “assigned” as used in this Section 9 shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the following: (1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by FNWL prior to termination; and (2) the agreements contained in Sections 3.c.(4), 5, 6, 7, 8, 10.g and 10.h of this Agreement.
10. Miscellaneous
a.	Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.	Entire Agreement. This Agreement and the attached Schedules 1 through 5 contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations, oral or written, of the parties. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

c.	Schedules. The parties to this Agreement may amend Schedules 1 and 2 to this Agreement from time to time to reflect additions of any class of Contracts and Variable Accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Variable Account that may be added to the Schedules, unless the context otherwise requires. FNWL and Distributor may modify Schedules 3, 4 and 5 as mutually agreed in writing from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between FNWL and Distributor.

d.	Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

e.	Notices. All notices hereunder are to be made in writing and shall be given:
if to FNWL, to:
C. Paul Patsis, President
Farmers New World Life Insurance Company
3003 77th Avenue S.E.
Mercer Island, WA 98040
with copies to:
Mike Keller, VP Life Marketing
Farmers New World Life Insurance Company
3003 77th Avenue S.E.
Mercer Island, WA 98040
Brian F. Kreger, Vice President and General Counsel
Farmers New World Life Insurance Company
3003 77th Avenue S.E.
Mercer Island, WA 98040

if to Distributor, to:
Donald K. Mealer, President
Farmers Financial Solutions, LLC
30801 Agoura Road
Agoura Hills, CA 91301
or such other address as such party may hereafter specify in writing.

Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery. Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

f.	Jurisdiction. This Agreement is made in the State of Washington, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Washington without giving effect to principles of conflict of laws.

g.	Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

h.	Confidentiality. The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning “consumers” or “customers” as described in Section 6.h herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the “confidential information”) used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; (v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a party’s written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order.

i.	Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

j.	Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

k.	Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

l.	Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, the 1940 Act and the Regulations, and the rules and regulations of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

FARMERS NEW WORLD LIFE INSURANCE COMPANY
By:	/s/ Mike Keller
	Name:	Mike Keller
	Title:	Vice President — Life Marketing

FARMERS FINANCIAL SOLUTIONS, LLC Distributor
By:	/s/ Donald K. Mealer
	Name:	Donald K. Mealer
	Title:	President

Schedule 1
VARIABLE ACCOUNTS
For the purposes of this Amended and Restated Agreement entered of this 15th day of February 2008, between FNWL and Distributor, the Variable Accounts are as follows:
1.	Farmers Annuity Separate Account A

2.	Farmers Variable Life Separate Account A

Schedule 2
VARIABLE INSURANCE PRODUCTS
For the purposes of this Amended and Restated Agreement entered into as of this 15th day of February 2008, between FNWL and Distributor, the variable products are as follows:
1.	Farmers Variable Annuity (an individual flexible premium variable annuity)

2.	Farmers Variable Universal Life (a flexible premium variable life insurance policy)

3.	Farmers Accumulator VUL (a flexible premium variable life insurance policy)

4.	Farmers EssentialLife VUL (a flexible premium variable life insurance policy)

Schedule 3
SALES COMPENSATION
Distributor shall receive compensation based on such percentages of Premiums from sales of Contracts as may be selected by its Representatives from the grid appearing below. All compensation payable to Distributor shall be subject to FNWL’s charge-back adjustments pursuant to this Schedule, under “Charge-Backs” and as further illustrated under “Charge-Back Illustrations”.
Farmers Variable Annuity

% of
Description of GDC paid by FNWL to Distributor	Premium

GDC paid on issue ages 0 to 80 (limited to $1,000,000)	7.00%
GDC paid on issue ages 81 to 85 (limited to $1,000,000)	4.00%
GDC paid on issue ages 86 to 90 (limited to $1,000,000)	1.00%
Note: $1,000,000 limit per person — All deposits on all annuities where any one person appears as the annuitant or owner are added together and the first $1,000,000 in the aggregate earns the rate noted above.
Farmers Variable Universal Life

% of
Description of GDC paid by FNWL to Distributor	Premium

1st-year GDC paid “up to target”	69.00%
1st-year GDC paid “on excess of target”	4.74%
2-10 year GDC paid “up to target”	6.60%
2-10 year GDC paid “on excess of target”	4.74%
11 year + paid on all	0.00%
11 year +, FNWL to pay a GDC = 0.185% of Assets under management to be paid monthly (1/12 of 0.185).
Farmers Accumulator VUL

% of
Description of GDC paid by FNWL to Distributor	Premium

1st-year GDC paid “up to target”	69.00%
1st-year GDC paid “on excess of target”	4.74%
2-10 year GDC paid “up to target”	6.60%
2-10 year GDC paid “on excess of target”	4.74%
11 year + paid on all	2.00%

Farmers EssentialLife VUL (FEVUL)

% of
Description of GDC paid by FNWL to Distributor	Premium

Rolling Target GDC (paid in 1-2 years “up to target”)	69.00%
Excess of Target GDC (paid 1-2 years over target)	5.14%
All other premium paid 3-10 years (regardless of target)	5.14%
11 year + paid on all premium	0.00%
11 year +, FNWL to pay a GDC = 0.185% of Assets under management to be paid monthly (1/12 of 0.185).
Cash production incentive bonuses of up to 50% of first year premiums “up to target” may be paid on sales of Farmers Variable Universal Life, Farmers Accumulator VUL, and Farmers EssentialLife VUL.
Note: No GDC will be paid on transferred balances between FNWL Accounts (FNWL to FNWL replacements).

Schedule 3, continued
CHARGE-BACKS
If any commission or other compensation paid by FNWL is determined by FNWL to be unearned, it shall be returned to FNWL upon demand or, in absence of such demand, charged back to the recipient of the commission. Charge-backs determined to be “uncollectible” are addressed in Section 5(d) of the Agreement. For Section 5(d) of this Agreement and Schedule 3, including this Charge-back section and related illustrations below, the terms “commission”, “gross dealer concession”, “GDC”, and “compensation”, are interchangeable unless otherwise stated.
Examples of common commission charge-back scenarios include, but are not limited to, the following:
(1) If a Contract is returned to FNWL pursuant to the “Free Look” provision or any other right to examine provision of the Contract, the full compensation paid by FNWL will be unearned and shall be returned to FNWL
(2) With respect to any Contract that is rescinded, as determined by FNWL in its reasonable discretion (other than a rescission with respect to which a surrender charge applies), or if FNWL otherwise determines that compensation has not been earned (but such determination may not contravene any other provision of this Agreement), 100% of such unearned compensation will be returned to FNWL.
(3) FNWL may require Distributor to return first year compensation if the Contract is not continued through its first contract year. In the case of a Variable Annuity Contract, this includes partial surrenders completed in the first policy year. In the case of a Variable Life Contract, this may include lapses for policies on direct monthly/quarterly mode in the first six months of the policy year.
(4) FNWL may require Distributor to return first-year Life Performance Bonus payments if the Contract is not continued through its first contract year.
(5) Compensation for the sale of any Contract sold pursuant to this Agreement that is renewed, changed, exchanged, replaced or otherwise converted from any other contract issued by FNWL shall be paid, not paid, and/or charged back according to FNWL’s guidelines and practices.
(6) A Variable Life Contract issued on monthly electronic funds transfer (“EFT”) billing will generate initial compensation on premium applied at issue plus advanced commission on the balance of an “annualized” premium based on planned and target premium at issue. Upon termination of the Contract (other than by death) or change from monthly EFT to monthly direct during the first 12 months, all unearned advance commission previously paid shall be returned to FNWL. Commissions are not re-advanced if the Contract is reinstated to monthly EFT billing.

(7) A Variable Life policy generating an issue advance which, if after 12 months, pays less than the planned premium originally established at time of issue, will generate a charge back of the unearned portion of the advance — even if the policy is still in force.

Schedule 3, continued
CHARGE-BACK ILLUSTRATIONS
[REDACTED]

Schedule 4
APPLICABLE LAWS AND REGULATIONS
1.	Securities Act of 1933, as amended

2.	Securities Exchange Act of 1934, as amended

3.	Investment Company Act of 1940, as amended

4.	Federal Violent Crime Control and Law Enforcement Act of 1994

5.	Gramm-Leach Bliley Act of 1999

6.	USA PATRIOT Act of 2001

7.	Economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control

8.	Sarbanes-Oxley Act of 2002

Schedule 5
Mutual Fund and Non-FNWL Sales Count Reimbursement Schedule
This schedule requires the following definitions:
“New Business” — means the sale or acquisition of new accounts, or sale or acquisition of new money deposits into existing accounts.
“Sales Count” (also known as “production count” and “contest credits”) — means the non-cash compensation credited to individual FFS registered representatives and districts for the sale of New Business, for the purpose of earning production awards and attendance to Company-sponsored conferences and conventions.
FNWL agrees to credit Farmers Sales Count for all mutual fund and non-FNWL VA/VUL New Business as follows:
One (1) Farmers Sales Count for every $5.00 of representative-level New Business commission generated.
Note: Renewals or trail commissions are not considered New Business and are not included in Sales Count credits.
FNWL further agrees to credit the Sales Count within five (5) business days of receipt (in good order) of the FFS semi-monthly scheduled commission transactions files or other notification acceptable to FNWL.
FFS agrees to reimburse FNWL annually for expenses associated with the crediting of FNWL Sales Count, including, but not limited to, the reimbursement of Achievement Club expenses associated with FNWL Sales Count related to mutual funds and non-FNWL VA/VUL products. The annual reimbursement amount will be calculated as follows:
2007 and beyond — FFS and FNWL agree to develop a long-term reimbursement arrangement acceptable to both parties. Until such long-term reimbursement arrangement acceptable to both parties is developed, then FFS will pay FNWL $50,000 per year (due by 12/31/07 and 12/31 of each year) until such an agreed-upon reimbursement arrangement is established and contained in a written Schedule to be attached to this Agreement.